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Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Second Quarter Fiscal 2024 Results

Irrigation demand in North America remains stable while market activity in Brazil declines; infrastructure results deliver meaningful margin expansion

OMAHA, Neb., April 4, 2024—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its second quarter ended on February 29, 2024.

Key Highlights

•
Total revenues decreased 9 percent to $151.5 million on lower irrigation revenues
•
Increased Road Zipper System™ lease revenues support accretive sales mix shift and improved infrastructure results
•
Diluted earnings per share of $1.64 compared to $1.63 in the prior year quarter

“Demand for irrigation equipment in North America remained stable during our second quarter and in line with our expectations, supported by grower investment from the carryover impact of solid farm profits realized last year," said Randy Wood, President and Chief Executive Officer. "In Brazil, a significant drop in commodity prices during the quarter coupled with the anticipated impact of reduced yields for the current crop has reduced grower profitability and curtailed near-term capital investment capacity. In our infrastructure business, we are pleased with the continued growth of our Road Zipper System™ leasing business, which continues to represent a greater proportion of our infrastructure segment revenues with this sales mix accretive to Lindsay's overall margin profile."

"We continue to invest in our innovation strategy, driving value creation through our advanced technology platforms. During the second quarter we successfully launched the next generation of our industry leading FieldNET™ platform that provides growers with an intuitive and easy-to-use interface with enhanced capabilities for precision irrigation management. In January, we announced plans to invest more than $50 million to expand and modernize our largest global manufacturing facility located in Lindsay, NE. This includes implementation of Industry 4.0 technologies, including data connectivity, analytics, artificial intelligence and additional automation and robotics. This investment will accelerate our ability to bring our latest innovations to market, and it aligns with our capital allocation priorities and commitment to leverage state-of-the art technology across our global operations."

Second Quarter Summary

Consolidated Financial Summary	Second Quarter
(dollars in millions, except per share amounts)	FY2024	FY2023	$ Change	% Change

Total revenues	$151.5	$166.2	($14.7)	(9%)
Operating income	$22.1	$27.3	($5.2)	(19%)
Operating margin	14.6%	16.4%
Net earnings	$18.1	$18.1	$0.0	0%
Diluted earnings per share	$1.64	$1.63	$0.01	1%

Revenues for the quarter were $151.5 million, a decrease of $14.7 million, or 9 percent, compared to revenues of $166.2 million in the prior year second quarter. The decrease resulted from lower irrigation segment revenues as infrastructure revenues were comparable to the prior year second quarter.

Operating income for the quarter was $22.1 million, a decrease of $5.2 million, or 19 percent, compared to operating income of $27.3 million in the prior year second quarter. Operating margin was 14.6 percent of sales, compared to 16.4 percent of sales in the prior year quarter. The decrease in operating income and operating margin resulted primarily from lower revenues and the resulting impact from deleverage of fixed operating expenses as gross margin was similar to the prior year second quarter.

Net earnings for the quarter were $18.1 million, or $1.64 per diluted share, compared with net earnings of $18.1 million, or $1.63 per diluted share, for the prior year second quarter. The impact of lower operating income was favorably offset by higher other income and a lower effective tax rate compared to the prior year second quarter. Other income benefited from increased interest income and favorable foreign currency translation results compared to the prior year second quarter. Income tax expense for the quarter included the realization of a one-time tax benefit of $1.1 million in Brazil.

Second Quarter Segment Results

Irrigation Segment	Second Quarter
(dollars in millions)	FY2024	FY2023	$ Change	% Change
Revenues:
North America	$82.8	$90.4	($7.6)	(8%)
International	$50.2	$57.4	($7.2)	(13%)
Total revenues	$133.0	$147.8	($14.8)	(10%)
Operating income	$25.6	$32.8	($7.2)	(22%)
Operating margin	19.3%	22.2%

Irrigation segment revenues for the quarter were $133.0 million, a decrease of $14.8 million, or 10 percent, compared to $147.8 million in the prior year second quarter. North America irrigation revenues of $82.8 million decreased $7.6 million, or 8 percent, compared to the prior year second quarter. The majority of the decrease resulted from lower sales of replacement parts, along with slightly lower average selling prices and the impact of a less favorable mix of shorter machines compared to the prior year second quarter. This decrease was partially offset by moderately higher unit sales volume compared to the prior year second quarter.

International irrigation revenues of $50.2 million decreased $7.2 million, or 13 percent, compared to the prior year second quarter. The decrease resulted primarily from lower sales volumes in Brazil and other Latin America markets compared to the prior year second quarter while the impact of small increases and decreases in other markets primarily offset one another. In Brazil, order activity declined due to a significant drop in local commodity prices during the quarter which has negatively impacted the outlook for grower profitability and available liquidity. This dynamic has also resulted in a more constrained credit environment which is limiting growers' ability to invest in irrigation equipment. The decrease in revenues was partially offset by the favorable effects of foreign currency translation of approximately $0.9 million compared to the prior year second quarter.

Irrigation segment operating income for the quarter was $25.6 million, a decrease of $7.2 million, or 22 percent, compared to the prior year second quarter. Operating margin was 19.3 percent of sales, compared to 22.2 percent of sales in the prior year second quarter. Lower operating income and operating margin resulted primarily from lower revenues and the resulting impact from deleverage of fixed operating expenses.

Infrastructure Segment	Second Quarter
(dollars in millions)	FY2024	FY2023	$ Change	% Change

Total revenues	$18.5	$18.5	$0.0	0%
Operating income	$3.5	$2.0	$1.5	74%
Operating margin	19.0%	10.9%

Infrastructure segment revenues for the quarter of $18.5 million were comparable to the prior year second quarter. An increase in Road Zipper System lease revenues was offset by lower Road Zipper System project sales and lower sales of road safety products compared to the prior year second quarter.

Infrastructure segment operating income for the quarter was $3.5 million, an increase of $1.5 million, or 74 percent, compared to the prior year second quarter. Operating margin was 19.0 percent of sales, compared to 10.9 percent of sales in the prior year second quarter. Increased operating income and operating margin resulted from a more favorable margin mix of revenues with higher Road Zipper System lease revenues compared to the prior year second quarter.

The backlog of unfilled orders as of February 29, 2024, was $94.2 million compared with $95.2 million as of February 28, 2023. Included in these backlogs are amounts of $20.3 million and $5.4 million, respectively, for orders that are not expected to be fulfilled within the subsequent twelve months.

Outlook

Mr. Wood concluded, “The USDA recently released the initial projection for 2024 U.S. net farm income which reflects a substantial decline compared to 2023 levels and was below broader market expectations. The forecasted decline, if realized, could negatively affect demand for irrigation equipment during the remainder of our fiscal 2024. We remain confident in the growth opportunity in South America end markets and Brazil in particular; however we expect current market conditions to temper demand for irrigation equipment at least in the near term."

“In our infrastructure business, we expect continued growth in our Road Zipper System lease revenues through increased construction activity supported by growth in U.S. infrastructure spending. We also continue to execute our Road Zipper System project sales pipeline, however the timing of implementation remains challenging to forecast due to the number of variables involved in executing these projects.”

Second Quarter Conference Call

Lindsay’s fiscal 2024 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the Internet and can be accessed via the investor relations section of the Company's Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's Web site.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic® center pivot and lateral move agricultural irrigation systems, FieldNET® and FieldWise® remote irrigation management, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems®, Road Zipper® and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Stephen Poe
Vice President, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended		Six months ended
(in thousands, except per share amounts)	February 29, 2024	February 28, 2023	February 29, 2024	February 28, 2023

Operating revenues	$151,519	$166,241	$312,877	$342,400
Cost of operating revenues	102,565	111,983	214,018	235,122
Gross profit	48,954	54,258	98,859	107,278

Operating expenses:
Selling expense	9,498	8,733	19,315	18,410
General and administrative expense	13,466	13,739	28,128	28,176
Engineering and research expense	3,892	4,521	8,244	8,829
Total operating expenses	26,856	26,993	55,687	55,415

Operating income	22,098	27,265	43,172	51,863

Other income (expense):
Interest expense	(830)	(1,038)	(1,707)	(1,947)
Interest income	1,295	490	2,363	865
Other income (expense), net	134	(984)	(136)	(1,043)
Total other income (expense)	599	(1,532)	520	(2,125)

Earnings before income taxes	22,697	25,733	43,692	49,738

Income tax expense	4,574	7,681	10,550	13,469

Net earnings	$18,123	$18,052	$33,142	$36,269

Earnings per share:
Basic	$1.64	$1.64	$3.01	$3.30
Diluted	$1.64	$1.63	$2.99	$3.28

Shares used in computing earnings per share:
Basic	11,033	11,007	11,025	10,998
Diluted	11,074	11,063	11,067	11,068

Cash dividends declared per share	$0.35	$0.34	$0.70	$0.68

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended		Six months ended
(in thousands)	February 29, 2024	February 28, 2023	February 29, 2024	February 28, 2023
Operating revenues:
Irrigation:
North America	$82,845	$90,354	$172,222	$174,288
International	50,173	57,422	100,964	125,571
Irrigation segment	133,018	147,776	273,186	299,859
Infrastructure segment	18,501	18,465	39,691	42,541
Total operating revenues	$151,519	$166,241	$312,877	$342,400

Operating income:
Irrigation segment	$25,649	$32,820	$50,956	$61,461
Infrastructure segment	3,506	2,019	7,125	5,391
Corporate	(7,057)	(7,574)	(14,909)	(14,989)
Total operating income	$22,098	$27,265	$43,172	$51,863

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of movable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	February 29, 2024	February 28, 2023	August 31, 2023

ASSETS
Current assets:
Cash and cash equivalents	$133,415	$97,675	$160,755
Marketable securities	17,219	8,763	5,556
Receivables, net	153,624	167,007	144,774
Inventories, net	167,334	178,703	155,932
Other current assets	29,121	27,973	20,467
Total current assets	500,713	480,121	487,484

Property, plant, and equipment, net	110,691	93,838	99,681
Intangibles, net	26,277	17,329	27,719
Goodwill	84,099	67,409	83,121
Operating lease right-of-use assets	16,755	17,984	17,036
Deferred income tax assets	9,203	9,518	10,885
Other noncurrent assets	17,542	22,881	19,734
Total assets	$765,280	$709,080	$745,660

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47,903	$52,998	$44,278
Current portion of long-term debt	228	224	226
Other current liabilities	81,147	79,566	91,604
Total current liabilities	129,278	132,788	136,108

Pension benefits liabilities	4,234	4,733	4,382
Long-term debt	115,075	115,253	115,164
Operating lease liabilities	16,936	18,659	17,689
Deferred income tax liabilities	677	702	689
Other noncurrent liabilities	16,046	14,673	15,977
Total liabilities	282,246	286,808	290,009

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,122	19,091	19,094
Capital in excess of stated value	101,060	94,834	98,508
Retained earnings	661,715	607,784	636,297
Less treasury stock - at cost	(277,238)	(277,238)	(277,238)
Accumulated other comprehensive loss, net	(21,625)	(22,199)	(21,010)
Total shareholders' equity	483,034	422,272	455,651
Total liabilities and shareholders' equity	$765,280	$709,080	$745,660

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended
(in thousands)	February 29, 2024	February 28, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$33,142	$36,269
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,574	9,695
Provision for uncollectible accounts receivable	249	834
Deferred income taxes	1,488	(185)
Share-based compensation expense	3,335	3,089
Unrealized foreign currency transaction (gain) loss	(94)	878
Other, net	150	354
Changes in assets and liabilities:
Receivables	(9,349)	(28,707)
Inventories	(12,003)	14,014
Other current assets	(7,009)	1,635
Accounts payable	3,792	(6,178)
Other current liabilities	(15,186)	(25,553)
Other noncurrent assets and liabilities	3,047	1,742
Net cash provided by operating activities	12,136	7,887

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(18,773)	(7,222)
Purchases of marketable securities	(15,042)	—
Proceeds from maturities of marketable securities	3,525	2,725
Other investing activities, net	(540)	(1,214)
Net cash used in investing activities	(30,830)	(5,711)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	479	—
Dividends paid	(7,724)	(7,485)
Common stock withheld for payroll tax obligations	(1,575)	(2,471)
Other financing activities, net	229	128
Net cash used in financing activities	(8,591)	(9,828)

Effect of exchange rate changes on cash and cash equivalents	(55)	279
Net change in cash and cash equivalents	(27,340)	(7,373)
Cash and cash equivalents, beginning of period	160,755	105,048
Cash and cash equivalents, end of period	$133,415	$97,675